Reed’s Inc. Prices Underwritten Public Offering of Common Stock

NORWALK, CT, October 23, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced the pricing of an underwritten public offering of 11,666,667 shares of its common stock at a price of $0.60 per share for gross proceeds of approximately $7.0 million. Reed’s has also granted to the underwriter a 45-day option to purchase up to an additional 1,750,000 shares of common stock to cover overallotments in connection with the offering. The offering is expected to close on October 25, 2019, subject to customary closing conditions.

Roth Capital Partners is acting as the sole manager for the offering.

Reed’s intends to use the proceeds from the proposed offering to fund the growth of its business, new products, sales and marketing efforts, working capital, and for general corporate purposes.

A shelf registration statement relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (the “SEC”) and is effective. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus will be filed with the Securities and Exchange Commission and, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, Attention: Prospectus Department, by telephone at (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com